Andrew Garrett Inc.

Andrew Garrett, Inc.
Member FINRA, SIPC
380 Lexington Ave. Suite 2135
New York, NY 10168
T (212) 682-8833 F (646) 708-9604

September 1, 2009

Mr. Avner Gal
Chief Executive Officer
A.D. Integrity Applications Ltd.
102 Ha'Avoda St.
P.O. Box 432
Ashkelon 781100 Israel

Dear Mr. Gal:

You have advised us that A.D. Integrity Applications Ltd. and its affiliates, its successors and assigns (collectively, the "**Company**") desires to obtain financing to allow the Company to meet its financial needs. You have asked Andrew Garrett Inc. and its affiliates (collectively, the "**Placement Agent**") to act as agent for the Company to assist in its efforts.

This letter will confirm the understanding and agreement (this "**Agreement**") between the Company and the Placement Agent as follows:

1. Retention of Placement Agent.

The Company hereby engages the Placement Agent, and the Placement Agent hereby accepts such engagement, as the Company's exclusive agent for the contemplated financing(s). Such engagement (and this Agreement) shall terminate 90 days from the Marketing Start Date. For the purpose of this entire agreement, the Marketing Start Date shall mean the completion of the Private Placement Memorandum and all related marketing materials with the mutual acknowledgment by the Placement Agent and the Company that such materials are completed and ready for use in soliciting potential investors. Pursuant to such engagement, the Placement Agent agrees to use its best efforts to raise for the Company up to Twelve Million Five Hundred Thousand dollars ($12,500,000). The terms and conditions of this financing to be described herein and on Exhibit A.

It is understood that in the course of it's due diligence, the Placement Agent may determine that the contemplated structure of the transactions herein are uncertain as to its acceptance by the investment community and the Placement Agent and the Company may mutually agree to alter the terms of the transactions as contemplated herein. Changes may include, but are not limited to a change in the nature of the securities offered or raising money for a reporting public shell company in conjunction with a reverse merger with the Company.

Should the Placement Agent and the Company mutually agree to alter the amounts or structure of the contemplated financings as described herein, the fees payable shall be calculated based on the fee structure outlined in this agreement.

2. <u>The Private Placement.</u>

(a) The Private Placement shall be structured as a transaction exempt from Section 5 of the Securities Act of 1933, as amended (the "**Securities Act**"), and shall comply with Section 4(2) of the Securities Act and Regulation D thereunder and state securities laws and shall be offered and sold solely to "accredited investors," as defined in Rule 501 under the Securities Act. The Private Placement shall be conducted by the Placement Agent on a best efforts basis.

(b) The Private Placement will be subject to compliance with the Securities Act and other applicable federal and state securities laws. The Placement Agent shall comply with the Rules of Conduct of the Financial Industry Regulatory Authority ("**FINRA**"). The feasibility of the Private Placement will depend upon the results of our investigation of the Company, information about the Company that the Placement Agent may receive including, but not limited to, due diligence reports concerning the Company's operations, management, business plan, financial statements, and the continuation of the operation of the Company without material adverse change. The Placement Agent will conduct due diligence for a period of no more than thirty days from the signing of this agreement. Should thirty days from the date of this agreement pass and the Placement Agent determine that the transactions contemplated herein are not feasible, or should thirty days from the date of this agreement pass and the Placement Agent has yet to determine if the transactions contemplated herein are feasible, this agreement shall be null and void. The Company acknowledges that to meet this thirty day timeframe, its full cooperation is required during the due diligence process and any refusal to cooperate or any hindrance on its part in supplying any requested information or documentation in a timely manner will delay the Placement Agents ability to determine the feasibility of the transactions contemplated herein, and as such, the thirty day time frame shall be extended.

(c) If within a 24 month period following the Marketing Start Date, the Company or any of its subsidiaries sells any security or debt instrument to an actual or potential subscriber to the Private Placement that was previously identified by the Placement Agent, then the Company shall pay the Placement Agent the fees and warrants set forth in Paragraph 3 and Paragraph 4 hereof for such sale.

(d) The Company and the Placement Agent will comply with all necessary Blue-Sky requirements.

3. <u>Commissions; Expenses.</u>

(a) The commissions payable to the Placement Agent for the financings shall be: (i) four (4%) percent of the total amount raised as a management fee; and (ii) six (6%) percent of total amount raised as a selling commission on the securities placed in this offering, including the proceeds derived from the exercise of the investors warrants issued, if any, for a total of ten percent (10%).

(b) In addition, three (3%) percent of the total amount raised shall be payable to the Placement Agent for unaccountable expenses.

(c) If the Placement Agent has raised the funds under the terms agreed upon in this agreement, and if the Company subsequently refuses to close under said terms, the Placement Agent shall be entitled to 50% of the fees outlined above in sections 3(a) and 3(b), and 50% of the warrants as set forth in section 4.

(d) The Company agrees to pay the Placement Agent's legal fees relating to the transactions and will, upon the completion of the Placement Agent's due diligence and upon the direction of the Placement Agent, forward to the Placement Agent's attorney a retainer of $15,000. The Placement Agent agrees that the legal fees paid for by the Company above the $15,000 retainer will be credited to the Company by reducing the amount owed to the Placement Agent under section 3(b) above.

(e) The Company will pay all direct expenses incurred in connection with: (i) the preparation and printing of all documents and instruments required in connection with the Private Placement (whether or not ultimately consummated) including, without limitation, the Placement Agent's Warrants (as defined below) and the shares issuable upon the exercise of the Placement Agent's Warrants; (ii) the Company's actual expenses for accounting and legal costs involved with the Private Placement; (iii) blue sky filings, including fees, disbursements, and counsel fees with respect to blue sky qualification; and (iv) the road show, if any.

(f) The Company shall be responsible to pay to Placement Agent all of the compensation, on a pro rata basis, described in this Agreement in connection with funds raised by officers and directors of the Company who hold such offices at any time from the Marketing Start Date and one year thereafter for any funds raised by such officers and directors for any entity from the period commencing on the Marketing Start Date and for eighteen months thereafter, which funds if raised or obtained on behalf of the Company pursuant to this Agreement would otherwise have require the payment of compensation to the Placement Agent. Notwithstanding the aforementioned, this would only apply for investments made by any individual or entity introduced by the Placement Agent irrespective of whether they had actually made an investment in the Company.

4. <u>Placement Agent's Warrants/Shares</u>

Upon the successful completion and closing of the Private Placement, the Company will issue to the Placement Agent warrants (the "**Placement Agent's Warrants**") to acquire shares of the Company as follows:

(i) In the event that this offering consists of common stock, the Company shall issue warrants to the Placement Agent to purchase identical common stock sold in the placement. The amount of the Placement Agent's Warrants shall equal ten percent (10%) of the common stock sold. The exercise price of the Placement Agent's Warrants shall be equal to the offering price per share of common stock sold to investors in the Private Placement.

(ii) In the event that this offering consists of a security convertible into common stock, the Company shall issue warrants to the Placement Agent to purchase the common stock underlying the security issuable upon conversion. The amount of the Placement Agent's Warrants shall equal ten percent (10%) of the common stock issuable upon conversion. The exercise price of the Placement Agent's Warrants shall be equal to the conversion price of the investors in the Private Placement.

(iii) In the event that this offering consists of a security other than common stock and this security is not convertible into common stock, the Company shall issue warrants to the Placement Agent to purchase identical securities sold in the placement. The amount of the Placement Agent's Warrants shall equal ten percent (10%) of the security sold. The exercise price of the Placement Agent's Warrants shall be equal to the offering price of the security sold to investors in the Private Placement.

(iv) In the event that this offering is for units consisting of more than one security (individually "security components"), the Company shall issue separately, warrants to purchase the individual security components, the exact warrant to be issued depending on the security component sold as described in (i), (ii), and (iii) of this section. (By way of example, should the unit consist of shares of common stock, and shares of preferred stock that is convertible to common stock, the Company will issue separately warrants to purchase 10% of the common stock sold as well as warrants to purchase 10% of the common stock underlying the preferred stock sold. Should the unit consist of shares of common stock and shares of preferred stock that is not convertible to common stock, the Company will issue separately, warrants to purchase 10% of the common stock sold as well as warrants to purchase 10% of the preferred stock sold.) The exercise price for the individual components shall be identical to the cost paid by investors as described and allocated in the offering memorandum.

(v) In the event that this offering includes warrants to the investors, the Placement Agent shall receive ten percent (10%) of the total number of warrants that the investor receives. The exercise price of these Placement Agent warrants shall be identical to the exercise price for the investor.

All Placement Agent's Warrants as described above shall be exercisable commencing on the date of the final closing of this offering and shall expire five (5) years commencing from the date that all of the shares underlying the warrants have been fully registered for resale with the Securities and Exchange Commission pursuant to the Securities Act, and shall contain certain anti-dilution provisions consistent with transactions of the type contemplated herein. Such anti-dilution provisions shall protect against dilution in both price and percentage of the Company if there shall be any stock split, stock dividend, recapitalization, or reorganization of the common stock or any successor securities. The Placement Agent's warrants shall have a purchase price of One Cent ($0.01) per warrant. The Placement Agent's Warrants shall not be transferable; provided that, if such transfers are made in accordance with Section 4(2) of the Securities Act, the Placement Agent may transfer all or any portion of the Placement Agent's Warrants to its affiliates, associates and employees. The warrants shall provide for a cashless exercise and shall be issued to the Placement Agent at the closing of the Private Placement. The shares underlying the warrants shall be included in the first registration statement following the closing of the financing.

The consideration set forth in Section 3 and Section 4 above shall be the sole and complete compensation to which Placement Agent, or any other person or entity Placement Agent is in any way affiliated with, shall be entitled to in connection with the financings contemplated by this Agreement.

5. Undertaking to Give Notice of Events

Until the date of the last closing of the Private Placement, the Company shall accordingly and promptly disclose matters relating to the Company that shall materially adversely affect the Private Placement in the negative.

6. Additional Offerings, Services available.

The Company agrees that the Placement Agent, upon the raising of a minimum of $5,000,000 under the terms of this agreement, will have the following rights:

(a) The Placement Agent will have the right of first refusal on any private equity, debt or rights offering for a period of 24 months from the Market Start Date.

(b) The Company agrees that; (i) In the event of an Initial Public Offering it will use its best efforts to have the Placement Agent named as Co-Underwriter, and (ii) in the event of a reverse merger transaction, that the Placement Agent shall have the right of first refusal to provide the public shell to be used in the reverse merger transaction. In the event the Company goes public, either by an Initial Public Offering, or by a reverse merger transaction, the Company agrees to hire a Public Relations firm, mutually agreeable by the Placement Agent and the Company, for a period of 12 months after the public event.

7. General Conditions.

The Placement Agent's intention as expressed in this Letter Agreement is subject to the following general conditions:

(a) All relevant terms, conditions, and circumstances relating to the Private Placement will be reasonably satisfactory to the Placement Agent and its counsel.

(b) Upon mutual consent, the Placement Agent and/or the Company may introduce certain third parties to facilitate in the transaction(s) contemplated in this agreement. Some of these third parties may require a separate agreement to be signed by the Company. Should funding be facilitated by such third parties, the fees due, as outlined in this agreement shall be reduced by the fee payable to the third party.

(c) There will have been no materially adverse change in the business or financial condition of the Company from the signing of this agreement until the final closing of the financing.

(d) Affiliates, associates and employees of the Placement Agent as well as family members of affiliates, associates and employees of the Placement Agent who are otherwise accredited investors as defined in rule 501 of the securities act shall be entitled to invest in the Private Placement.

(e) All references to monetary amounts in this Agreement shall be in United States dollars.

8. Indemnification.

Recognizing that transactions of the type contemplated by this engagement sometimes result in litigation and that the Placement Agent's role is limited to acting as the Company's agent, the Company agrees to indemnify the Placement Agent (and its directors, officers, agents, employees, and controlling persons) to the full extent lawfully

permitted against any and all claims, losses and expenses (including all reasonable fees and disbursements of the Placement Agent and such person's counsel and the Placement Agent's and such person's reasonable travel and other out-of-pocket expenses reasonably and necessarily incurred in connection with the investigation of, and preparation for, any such pending or threatened claims and any litigation or other proceeding) arising out of any actions or omissions by the Company (and its directors, officers, agents, employees, and controlling persons) in connection with the actual or proposed transaction or the Placement Agent's engagement hereunder; provided, however, there shall be excluded from such indemnification: (a) any such claim, loss or expense that arises, to any material extent out of, or is based upon, any action or failure to act by the Placement Agent (and its directors, officers, agents, employees, and controlling persons), other than an action or failure to act undertaken upon the written consent of the Company; and (b) any action that is found in a final judicial determination (or a settlement tantamount thereto) to constitute willful misconduct, bad faith or gross negligence on the part of the Placement Agent. The foregoing indemnification agreement shall be in addition to any rights that any indemnified party may have at common law.

9. Miscellaneous Provisions.

(a) Upon the raising of an aggregate sum of $5,000,000, the Placement Agent shall have the right to appoint one person as either a member of the Board of Directors or as an Observer to the Board of Directors to be compensated on the same basis as an outside Board member. Upon the raising of an additional aggregate sum of $5,000,000, (total of $10,000,000) the placement agent shall have the right to appoint another person (for a total of two representatives) as either a member of the Board of Directors or as an Observer to the Board of Directors to be compensated on the same basis as an outside Board member

(b) For a period of 36 months from Marketing Start Date, the Placement Agent shall advise the Company as it relates to introducing, reviewing, and or advising on matters relating to potential merger and acquisitions opportunities for the Company as well as reviewing, introducing and or advising on matters relating to potential acquirers of the Company, as well as advising on matters relating to transactions involving strategic investors Upon the consummation of any transaction or event described in this paragraph, the Company agrees to compensate Andrew Garrett, Inc., following the following formula:

- 5% of the first million dollars involved in the transaction
- 4% of the second million involved in the transaction
- 3% of the third million involved in the transaction
- 2% of the fourth million involved in the transaction
- 1% of everything above four million dollars

(c) Upon execution of this agreement, the Company will pay the Placement Agent the balance owed of the $15,000 non refundable due diligence fee. The Placement Agent acknowledges that as of the date of this agreement, it has received $7,472.

(d) If, in its sole discretion and acting in good faith, the Placement Agent determines that the conditions of the financial market is such as to make the proposed offering unlikely to substantially succeed, or cause unforeseen problems to itself and/or

the Company, Placement Agent shall have the right to postpone and/or cancel such offering. In the event of a postponement, the Company shall have the right to cancel such offering.

(e) All cash fees earned by and reimbursements to the Placement Agent shall be paid at closing (in the event of multiple closings, then at each closing) and the Company shall instruct the Escrow Agent to do so at said closing. Closing shall mean any occurrence in which the Company receives proceeds of the transactions described herein.

10. <u>Confidential Information.</u>

All information that is provided by the Company to the Placement Agent as confidential shall remain the property of the Company and shall not be used by the Placement Agent in any way except in connection with the services performed or to be performed under this Agreement. The foregoing shall not apply to any information that is or becomes publicly available without breach of this Agreement, which is rightfully received by Placement Agent from a third party without such restrictions, which is made available by the Company to third parties without such restrictions, or which is released in writing from such restrictions by the Company.

11. <u>Headings</u>.

The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

12. <u>Counterparts</u>.

This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

This offer to act as your agent under the terms and conditions of this Agreement will expire unless we receive your written agreement and consent by 5:00 PM on the tenth business day following the final agreed upon version of this document.

Please confirm that the foregoing is in accordance with your understanding by initialing, signing and returning to the Placement Agent this Letter Agreement. The undersigned represents that he/she has the power and authority to make and execute this Agreement.

We at Andrew Garrett look forward to working with you on this project and hope it will be the beginning of a long and mutually rewarding relationship.

Sincerely,

Andrew Garrett, Inc.

By: ____________________

Andrew Sycoff
President and Chief Executive Officer

Agreed & Accepted By:

A.D. Integrity Applications Ltd.

By: ____________________

Mr. Avner Gal
Chief Executive Officer

Date: ____________________

Andrew Garrett, Inc.
Member FINRA, SIPC
380 Lexington Ave. Suite 2135
New York, NY 10168
T (212) 682-8833 F (646) 708-9604

EXHIBIT A

Please consider this a confidential Term Sheet. Any disclosure or use of the contents hereof is strictly prohibited. This Term Sheet may only be viewed by the intended recipient and their legal representation and advisors. The recipient is strictly prohibited from making any public reference to each other or any of the related parties to this Term Sheet. This Term Sheet is intended to outline certain basic points of business around which a transaction could be structured. This Term Sheet shall not be construed as an offer or a commitment to finance the transaction outlined below or to proceed in any way with the transactions contemplated herein.

Issuer	A.D. Integrity Applications Ltd. and its affiliates, its successors and assigns (the "Company")
Amount	$12,500,000 US (the "Financing"). The Company has the right, in its sole discretion, to increase the offering.
Investors	Various accredited investors. The Company may, in its sole discretion accept or reasonably reject any subscription
Securities	Common Shares. Minimum subscription of $100,000, although the Company reserves the right to accept subscriptions for a lesser amount.
Valuation	$25,000,000 pre-money (the "Valuation")
Anti Dilution	The Common Shares shall contain certain anti-dilution provisions consistent with transactions of the type contemplated herein.

Information Rights	In addition to any other rights pursuant to state, federal or other law, or as otherwise required by written agreement with the Company, until the time the Company becomes subject to the reporting provisions of the Securities and Exchange Act of 1934, Andrew Garrett, Inc., all share holders and all holders and/or assignees of the Placement Agent warrants shall have the right to receive the information and reports as follows: a) Within 120 days after fiscal year end, audited financial statements of the Company as at the end of such fiscal year, all in reasonable detail and in scope, prepared in accordance with United States GAAP, with the opinion of an independent certified public accountant reasonably acceptable to Andrew Garrett, Inc. as evidenced by the prior consent of Andrew Garrett, Inc. b) Within 60 days after the end of each fiscal quarter, financial statements in reasonable detail and scope prepared by the Company. The above reports and information shall be furnished by the Company to Andrew Garrett, Inc. for redistribution to the securities holders.
Conditions Precedent	1. Completion of satisfactory due diligence on the Company and its related operations. The Placement Agent will complete this due diligence, no later than 30 days from the date this agreement is executed. The Company agrees to not unreasonably withhold any information or requests to facilitate this due diligence. 2. An executed employment agreement with Mr. Avner Gal, satisfactory to the Placement Agent 3. A key-man life insurance policy on Mr. Avner Gal, the Company being the beneficiary, satisfactory to the Placement Agent 4. The Company agrees to conduct clinical trials in the United States, with UCLA and/or DGD Research (San Antonio TX) or with institute(s) with similar reputation. 5. The Company agrees that within 90 days from the date of final closing (the "IDE Submission Date") it will make its IDE submission to the Food and Drug Administration, the approval of which will allow the initiation of clinical studies in the United States. It is understood that an unexpected delay in the submission can occur due solely to

	the Food and Drug Administrations delaying acceptance of the submission. Should this situation arise, the IDE Submission Date shall be extended by the exact time of the delay. For example, by way of illustration, if the Company is prepared to submit its application and the Food and Drug Administration delays the acceptance of the application by 10 days, the IDE Submission Date shall be extended by 10 days. The Company further agrees that it will use its best efforts to respond to and address in a timely manner, any comments or questions received from the FDA regarding both the IDE submission and the submission for Pre Market Approval.
Governing Law and Venue	This Term Sheet, the definitive agreements relating to financing will be governed by New York law, as will the venue for any actions.